Exhibit 10.21(E)

YAHOO! INC.

1995 STOCK PLAN

NOTICE OF PERFORMANCE STOCK OPTION GRANT

Marissa A. Mayer

You have been granted an option to purchase Common Stock of Yahoo! Inc., a Delaware corporation (the “Company”), as follows:

Date of Grant:	November 29, 2012

Exercise Price Per Share:	$18.87

Total Number of Shares Granted:	1,523,075

Total Price of Shares Granted:	$28,740,425.25

Type of Option:	Nonstatutory Stock Option

Term/Expiration Date:	November 29, 2019

Vesting Schedule:	This Option may be exercised, in whole or in part, in accordance with the performance vesting requirements set forth in Appendix A of the Performance Stock Option Agreement.

Post Termination Exercise Period:	This Option may be exercised for a period of ninety (90) days after termination of your employment relationship except as set out in Section 6 of the Performance Stock Option Agreement (but in no event later than the Expiration Date). You understand and agree that termination of your employment relationship for purposes of this Option shall occur on the Termination Date (as defined in Section 6 of the Performance Stock Option Agreement).

Reference is made to your offer letter with the Company dated July 16, 2012 (the “Offer Letter”). This Option represents the “2012 Annual Grant” stock options contemplated by the Offer Letter.

By your signature and the signature of the Company’s representative below, or by indicating your acceptance of this award through the Company’s online acceptance procedure, you and the Company agree that this Option is granted under and governed by the terms and conditions of the 1995 Stock Plan and the Performance Stock Option Agreement, which are hereby incorporated by reference and made a part of this document.

OPTIONEE:	YAHOO! INC.

/s/ Marissa A. Mayer	By:	/s/ Ken Goldman
Marissa A. Mayer	Its:	Chief Financial Officer

YAHOO! INC .

1995 STOCK PLAN

PERFORMANCE STOCK OPTION AGREEMENT

(MAYER 2012 ANNUAL GRANT)

1.	Grant of Option. Yahoo! Inc., a Delaware corporation (the “Company”), hereby grants to the optionee (the “Optionee”) named in the Notice of Performance Stock Option Grant to Executive (the “Notice of Grant”), an option (the “Option”) to purchase the total number of shares of Common Stock (the “Shares”) set forth in the Notice of Grant, at the exercise price per share set forth in the Notice of Grant (the “Exercise Price”) subject to the terms, definitions and provisions of the 1995 Stock Plan, as amended (the “Plan”), adopted by the Company, which is incorporated in this Performance Stock Option Agreement (this “Agreement”) by reference. In the event of a conflict between the terms of the Plan and the terms of this Agreement, the terms of the Plan shall govern. Unless otherwise defined in this Agreement, capitalized terms used in this Agreement shall have the definitions set forth in the Plan. If designated as an Incentive Stock Option in the Notice of Grant, this Option is intended to qualify as an “incentive stock option” as such term is defined in Section 422 of the Code.

2.	Exercise of Option. This Option shall be exercisable during its term in accordance with the vesting schedule set forth in the Notice of Grant (the “Vesting Schedule”) and with the provisions of Sections 9 and 10 of the Plan as follows:

(i)	Right to Exercise.

(a)	This Option may not be exercised for a fraction of a share.

(b)	In the event of the Optionee’s death, disability or other termination of employment, or a Change in Control, the exercisability of this Option is governed by Sections 6 and 7 below, subject to the limitations contained in Sections 2(i)(c) and (d).

(c)	In no event may this Option be exercised after the date of expiration of the term of this Option as set forth in the Notice of Grant.

(d)	If designated as an Incentive Stock Option in the Notice of Grant, in the event that this Option becomes exercisable at a time or times which, when this Option is aggregated with all other incentive stock options granted to the Optionee by the Company or any Parent or Subsidiary, would result in Shares having an aggregate fair market value (determined for each Share as of the Date of Grant of the option covering such Share) in excess of $100,000 becoming first available for purchase upon exercise of one or more incentive stock options during any calendar year, the amount in excess of $100,000 shall be treated as a Nonstatutory Stock Option, pursuant to Section 5(b) of the Plan.

(ii)	Method of Exercise.

(a)	This Option shall be exercisable by delivering notice to the Company or a broker designated by the Company in such form and through such delivery method as shall be acceptable to the Company or the designated broker, as appropriate (the “Exercise Notice”). The Exercise Notice shall specify the election to exercise this Option and the number of Shares in respect of which this Option is being exercised, shall include such other representations and agreements as to the holder’s investment intent with respect to such shares of Common Stock as may be required by the Company pursuant to the provisions of the Plan and applicable law, and shall be accompanied by payment of the Exercise Price. This Option shall be deemed to be exercised upon receipt by the Company or the designated broker of such notice accompanied by the Exercise Price.

(b)	As a condition to the exercise of this Option, the Optionee agrees to make adequate provision for federal, state or other tax withholding obligations, if any, which arise upon the exercise of this Option or disposition of Shares, whether by withholding, direct payment to the Company, or otherwise.

(c)	No Shares will be issued pursuant to the exercise of an Option unless such issuance and such exercise shall comply with all relevant provisions of law and the requirements of any Stock Exchange. Assuming such compliance, for income tax purposes the Shares shall be considered transferred to the Optionee on the date on which this Option is exercised with respect to such Shares.

3.	Continuance of Employment/Service Required. The Vesting Schedule requires continued employment or service through each applicable vesting date as a condition to the vesting of the applicable installment of this Option and the rights and benefits under this Agreement. Employment or service for only a portion of the vesting period, even if a substantial portion, will not entitle the Optionee to any proportionate vesting or avoid or mitigate a termination of rights and benefits upon or following a termination of employment or services as provided in Section 6 below or under the Plan.

4.	Method of Payment. Payment of the Exercise Price shall be by any of, or a combination of, the following methods at the election of the Optionee: (i) cash; (ii) check; (iii) surrender of other shares of Common Stock of the Company which (a) in the case of shares initially acquired from the Company (upon exercise of a stock option or otherwise), have been owned by the Optionee for such period (if any) as may be required to avoid a charge to the Company’s earnings, and (b) have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Option shall be exercised; or (iv) delivery of a properly executed Exercise Notice together with irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds required to pay the exercise price; provided that the Administrator may from time to time limit the availability of any non-cash payment alternative.

5.	Restrictions on Exercise. This Option may not be exercised until such time as the Plan has been approved by the stockholders of the Company, or if the issuance of such Shares upon such exercise or the method of payment of consideration for such shares would constitute a violation of any applicable federal or state securities or other law or regulation, including any rule under Part 207 of Title 12 of the Code of Federal Regulations (“Regulation G”) as promulgated by the Federal Reserve Board. As a condition to the exercise of this Option, the Company may require the Optionee to make any representation and warranty to the Company as may be required by any applicable law or regulation.

6.	Termination of Relationship.

(i)	In General. In the event of termination of the Optionee’s Continuous Status as an Employee or Consultant, the Optionee may, to the extent otherwise so entitled at the date of such termination (the “Termination Date”) and after giving effect to any accelerated vesting that may be required in the circumstances pursuant to this Section 6 or Section 7 below, exercise this Option during the Post Termination Exercise Period set out in the Notice of Grant. To the extent that the Optionee was not entitled to exercise this Option at the Termination Date (and except as otherwise expressly provided in this Section 6), or if the Optionee does not exercise this Option within the time specified in the Notice of Grant (as modified, if applicable, by this Section 6), this Option shall terminate. Further, to the extent allowed by applicable law, if the Optionee is indebted to the Company on the Termination Date, the Optionee’s right to exercise this Option shall be suspended until such time as the Optionee satisfies in full any such indebtedness.

(ii)	Post-Termination Exercise Period in the event of a Disability of Optionee. Notwithstanding the provisions of Section 6(i) above, in the event of termination of the Optionee’s Continuous Status as an Employee or Consultant as a result of disability (as such term is used in the Offer Letter), the Optionee may, but only within twelve (12) months from the Termination Date (but in no event later than the date of expiration of the term of this Option as set forth in Section 9 below), exercise this Option to the extent otherwise so entitled at the Termination Date (after giving effect to any accelerated vesting that may be required in the circumstances pursuant to this Section 6 or Section 7 below). To the extent that the Optionee was not entitled to exercise this Option at the Termination Date, or if the Optionee does not exercise such Option (to the extent otherwise so entitled) within the time specified in this Agreement, this Option shall terminate.

(iii)

Post-Termination Exercise Period in the event of the Death of Optionee. Notwithstanding the provisions of Section 6(i) above, in the event of the death of the Optionee during the period of the Optionee’s Continuous Status as an Employee or Consultant, or within thirty (30) days following the termination of the Optionee’s Continuous Status as an Employee or Consultant, this Option may be exercised, at any time within twelve (12) months following the date of the Optionee’s death (but in no event later than the date of expiration of the term of this Option as set forth in Section 9 below), by the Optionee’s estate or by a person who acquired the right to exercise this Option by bequest or inheritance, but only to the extent the Optionee was entitled to exercise this Option at the date of death or, if earlier, the date of termination of the Optionee’s Continuous Status as an Employee or Consultant (and in each case after giving effect to any accelerated vesting that may be required in the circumstances pursuant to this Section 6 or Section 7 below). To the extent that the Optionee was not entitled to exercise this Option at the date of death or termination, as the case may be, or if the Optionee’s estate or the person who acquired the right to exercise this Option by bequest or inheritance does not exercise such Option (to the extent otherwise so entitled) within the time specified in this Agreement, this Option shall terminate.

(iv)	Tolling of Post Termination Exercise Period. In the event of termination of the Optionee’s Continuous Status as an Employee or Consultant in circumstances provided below in Section 6(v) in which a portion of the Option (not otherwise vested on the Termination Date) may vest after the Termination Date based on performance for the Performance Period in which the Termination Date occurs, the Post Termination Exercise Period shall be tolled as to such portion of the Option (but not as to any portion of the Option vested on the Termination Date). In such circumstances, the Post Termination Exercise Period shall commence on the first to occur of (i) the last day of the Performance Period in which the Termination Date occurs as to any portion of the Option that is eligible to vest, and actually vests, after the Termination Date pursuant to Section 6(v) below, or (ii) the occurrence of a Change in Control (as such term is defined below).

(v)	Vesting for Certain Severance Events. If, other than upon or following a Change in Control, the Optionee’s Continuous Status as an Employee or Consultant is terminated by the Company, Parent or any Subsidiary without Cause (as such term is defined in the Offer Letter), by the Optionee for Good Reason (as such term is defined in the Offer Letter), or due to the Optionee’s death or disability (as such term is used in the Offer Letter), any installment of the then-outstanding and unvested portion of the Option that is scheduled to vest based on performance for a Performance Period ending prior to the Termination Date shall vest and become exercisable (to the extent provided in Appendix A) or terminate, as the case may be, as though there had not been a termination of Optionee’s Continuous Status as an Employee or Consultant and, if the Termination Date occurs on the last day of a Performance Period or within six (6) months before the end of a Performance Period, the portion of the Option that is eligible to vest based on performance in that Performance Period shall be held open and shall vest and become exercisable (to the extent provided in Appendix A) or terminate, as the case may be, based on performance for such Performance Period as though there had not been a termination of Optionee’s Continuous Status as an Employee or Consultant during that Performance Period. Any portion of the Option that is not vested and not eligible for vesting after giving effect to the preceding sentence shall terminate as of the Termination Date.

7.	Change in Control. The following provisions shall apply in the event of a Change in Control:

(i)	There shall be no change in the vesting terms applicable to the portion of the Option that is scheduled to vest with respect to a Performance Period ending prior to the date of the Change in Control.

(ii)	As to any portion of the Option that is scheduled to vest with respect to a Performance Period ending on or after the date of the Change in Control, the performance-based vesting criteria applicable to such portion of the Option shall cease to apply and such portion of the Option shall instead be subject to solely a time-based vesting schedule (with the scheduled vesting date for each such portion of the Option to be the vesting date set forth in Appendix A to this Agreement that corresponds to the particular Performance Period).

(iii)	As to any portion of the Option that has been held open pursuant to Section 6(v) with respect to a Performance Period ending on or after the date of the Change in Control, such portion of the Option shall fully vest on the date of the Change in Control.

(iv)	In the event that, upon or during the period of twelve (12) months following a Change in Control, the Optionee’s Continuous Status as an Employee or Consultant is terminated by the Company, Parent or any Subsidiary without Cause or by the Optionee for Good Reason, any then-outstanding and unvested portion of the Option shall become fully vested and exercisable as of the Termination Date.

(v)	In the event that, more than twelve (12) months following a Change in Control and while a portion of the Option remains outstanding and unvested, the Optionee’s Continuous Status as an Employee or Consultant is terminated by the Company, Parent or any Subsidiary without Cause or by the Optionee for Good Reason, the Option shall vest as of the Termination Date as to any portion of the Option that is otherwise scheduled to vest within six (6) months following the Termination Date (such portion determined after giving effect to Section 7(ii)). Any portion of the Option that is not vested after giving effect to the preceding sentence shall terminate as of the Termination Date.

(vi)	In the event that, upon or following a Change in Control and while a portion of the Option remains outstanding and unvested, the Optionee’s Continuous Status as an Employee or Consultant is terminated due to Optionee’s death or Total Disability, the Option shall vest as of the Termination Date as to any portion of the Option that is otherwise scheduled to vest within six (6) months following the Termination Date (such portion determined after giving effect to Section 7(ii)). Any portion of the Option that is not vested after giving effect to the preceding sentence shall terminate as of the Termination Date.

(vii)	For purposes of this Agreement, “Change in Control” shall mean the first of the following events to occur after the Date of Grant:

(A)	any person or group of persons (as defined in Section 13(d) and 14(d) of the Exchange Act) together with its Affiliates (as defined below), but excluding (i) the Company or any of its subsidiaries, (ii) any employee benefit plans of the Company or (iii) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company (individually a “Person” and collectively, “Persons”), is or becomes, directly or indirectly, the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of securities of the Company representing 40% or more of the combined voting power of the Company’s then outstanding securities (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates);

(B)	the consummation of a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation or entity regardless of which entity is the survivor, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company, such surviving entity or any parent thereof outstanding immediately after such merger or consolidation; or

(C)	the stockholders of the Company approve a plan of complete liquidation or winding-up of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, provided, however, that a sale of the Company’s search business shall not constitute a Change in Control, regardless of whether stockholders approve the transaction.

(viii)	For purposes of this Agreement, “Affiliate” means, with respect to any individual or entity, any other individual or entity who, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such individual or entity.

This Option shall not be subject to the acceleration of vesting provisions of Section 2.5 of the Amended and Restated Yahoo! Inc. Change in Control Employee Severance Plan for Level I and Level II Employees. The foregoing provisions of this Section 7 shall not limit the authority of the Administrator pursuant to Section 15(b) of the Plan to terminate the Option (and provide for the acceleration of the Option in the event of such a termination) in the circumstances set forth therein.

8.	Non-Transferability of Option. This Option may not be transferred in any manner otherwise than by will or by the laws of descent or distribution. The designation of a beneficiary does not constitute a transfer. This Option may be exercised during the lifetime of the Optionee only by the Optionee. The terms of this Option shall be binding upon the executors, administrators, heirs, successors and assigns of the Optionee.

9.	Term of Option. This Option may be exercised only within the term set out in the Notice of Grant, and may be exercised during such term only in accordance with the Plan and the terms of this Option.

10.	No Additional Employment Rights. The Optionee understands and agrees that the vesting of Shares pursuant to the Vesting Schedule is earned only by continuing as an Employee or Consultant at the will of the Company (not through the act of being hired, being granted this Option or acquiring Shares under this Agreement). The Optionee further acknowledges and agrees that nothing in this Agreement, nor in the Plan which is incorporated in this Agreement by reference, shall confer upon the Optionee any right with respect to continuation as an Employee or Consultant with the Company, nor shall it interfere in any way with his or her right or the Company’s right to terminate his or her employment or consulting relationship at any time, with or without cause.

11.	Notice of Disqualifying Disposition of Incentive Stock Option Shares. If this Option is an Incentive Stock Option, and if the Optionee sells or otherwise disposes of any of the Shares acquired pursuant to the Incentive Stock Option on or before the later of (a) the date two years after the Date of Grant, or (b) the date one year after transfer of such Shares to the Optionee upon exercise of the Incentive Stock Option, the Optionee shall notify the Company in writing within thirty (30) days after the date of any such disposition. The Optionee agrees that the Optionee may be subject to the tax withholding provisions of Section 12 below in connection with such sale or disposition of such Shares.

12.	Tax Withholding. The Optionee shall pay to the Company promptly upon request, and in any event at the time the Optionee recognizes taxable income in respect of the Option, an amount equal to the taxes the Company determines it is required to withhold under applicable tax laws with respect to the Option. Such payment may be made by any of, or a combination of, the following methods: (i) cash or check; (ii) out of the Optionee’s current compensation; (iii) surrender of other shares of Common Stock of the Company which (a) in the case of shares initially acquired from the Company (upon exercise of a stock option or otherwise), have been owned by the Optionee for such period (if any) as may be required to avoid a charge to the Company’s earnings, and (b) have a Fair Market Value on the date of surrender equal to the amount required to be withheld; (iv) by electing to have the Company withhold from the Shares to be issued upon exercise of this Option that number of Shares having a Fair Market Value equal to the minimum statutory amount required to be withheld or (v) delivery of a properly executed Exercise Notice together with irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds required to pay the amount required to be withheld; provided that the Administrator may from time to time limit the availability of any non-cash payment alternative. For these purposes, the Fair Market Value of the Shares to be withheld shall be determined on the date that the amount of tax to be withheld is to be determined (the “Tax Date”).

All elections by the Optionee to have Shares withheld to satisfy tax withholding obligations shall be made in writing in a form acceptable to the Administrator and shall be subject to the following restrictions:

(i)	the election must be made on or prior to the applicable Tax Date;

(ii)	once made, the election shall be irrevocable as to the particular Shares of this Option as to which the election is made;

(iii)	all elections shall be subject to the consent or disapproval of the Administrator;

(iv)	if the Optionee is subject to Section 16 of the Exchange Act, the election must comply with the applicable provisions of Rule 16b-3 promulgated under the Exchange Act and shall be subject to such additional conditions or restrictions as may be required thereunder to qualify for the maximum exemption from Section 16 of the Exchange Act with respect to Plan transactions.

13.	Notices. Any and all notices, designations, consents, offers, acceptances and any other communications provided for herein shall be given in writing and shall be delivered either personally or by registered or certified mail, postage prepaid, which shall be addressed, in the case of the Company to both the Chief Financial Officer and the General Counsel of the Company at the principal office of the Company and, in the case of the Optionee, to the Optionee’s address appearing on the books of the Company or to the Optionee’s residence or to such other address as may be designated in writing by the Optionee. Notices may also be delivered to the Optionee, during his or her employment, through the Company’s inter-office or electronic mail systems.

14.	Bound by Plan. By signing this Agreement, the Optionee acknowledges that he/she has received a copy of the Plan and has had an opportunity to review the Plan and agrees to be bound by all the terms and provisions of the Plan.

15.	Imposition of Other Requirements. If the Optionee relocates to another country after the Date of Grant, the Company reserves the right to impose other requirements on the Optionee’s participation in the Plan, to the extent the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require the Optionee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

16.	Successors. The terms of this Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns, and of the Optionee and the beneficiaries, executors, administrators, heirs and successors of the Optionee.

17.	Invalid Provision. The invalidity or unenforceability of any particular provision thereof shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision had been omitted.

18.	Entire Agreement. This Agreement, the Notice of Grant, the Offer Letter (to the extent referred to herein) and the Plan contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and therein and supersede all prior communications, representations and negotiations in respect thereto.

19.	Governing Law. This Agreement and the rights of the Optionee hereunder shall be construed and determined in accordance with the laws of the State of Delaware.

20.	Headings. The headings of the Sections hereof are provided for convenience only and are not to serve as a basis for interpretation or construction, and shall not constitute a part, of this Agreement.

21.	Recoupment. Notwithstanding any other provision herein, the recoupment or “clawback” policies adopted by the Administrator and applicable to equity awards, as such policies are in effect from time to time, shall apply to the Option and any Shares that may be issued in respect of the Option.

22.	Signature. This Agreement shall be deemed executed by the Company and the Optionee upon execution by such parties (or upon the Optionee’s online acceptance) of the Notice of Grant.

Appendix A - 2012 Performance Option

Vesting of Option

Subject to Sections 6 and 7 of the Agreement, the Option shall be eligible to vest on the date set forth below based on the Company’s Revenue ex-TAC, Free Cash Flow and Operating Income (each, a “Performance Measure”) for the corresponding Performance Period set forth below and in accordance with this Appendix A.

Vesting Date	Corresponding Performance Period

July 26, 2013	First two quarters of Fiscal 2013
January 26, 2014	Fiscal 2013
January 26, 2015	Fiscal 2014

•

Fifty percent (50%) of the “Total Number of Shares Granted” as set forth in the Notice of Grant shall be eligible to vest based on the Company’s Revenue ex-TAC during the applicable Performance Periods covered by the Option (the “Revenue ex-TAC Portion”). Twenty percent (20%) of the “Total Number of Shares Granted” as set forth in the Notice of Grant shall be eligible to vest based on the Company’s Free Cash Flow during the applicable Performance Periods covered by the Option (the “Free Cash Flow Portion”). Thirty percent (30%) of the “Total Number of Shares Granted” as set forth in the Notice of Grant shall be eligible to vest based on the Company’s Operating Income during the applicable Performance Periods covered by the Option (the “Operating Income Portion”).

•

Each of the Revenue ex-TAC Portion, the Free Cash Flow Portion and the Operating Income Portion shall be divided into three equal installments (each, a “Vesting Tranche”), with each such Vesting Tranche being allocated to a different Performance Period covered by the Option. At the beginning of each Performance Period, the Administrator shall establish a target level of performance for each Performance Measure for that Performance Period (each, a “Performance Goal”). At the end of the Performance Period, the portion of each Vesting Tranche allocated to that Performance Period that vests shall be determined based on the Company’s performance during that Performance Period relative to the applicable Performance Goal as follows:

•	If the Company meets or exceeds a particular Performance Goal, one hundred percent (100%) of the Vesting Tranche related to that Performance Goal shall vest.

•

If the Company achieves sixty percent (60%) (or, in the case of Revenue ex-TAC, eighty percent (80%)) of a particular Performance Goal (the “Threshold Level”) or less, no portion of the Vesting Tranche related to that Performance Goal shall vest.

•

If the Company achieves, as to a particular Performance Goal, greater than the Threshold Level but less than the Performance Goal, the percentage of the Vesting Tranche related to that Performance Goal that vests shall be determined by linear interpolation between zero percent (0%) and one hundred percent (100%).

•	In no event shall any Vesting Tranche vest as to more than one hundred percent (100%) of the shares subject to that Vesting Tranche.

•

The Performance Goals for each Performance Period will be established by the Administrator based on the Company’s financial plan for that period reviewed by the Board of Directors. Such Performance Goals will be communicated to the Optionee after they are established by the Administrator. The Administrator shall, following the end of each Performance Period, determine whether and the extent to which the applicable Performance Goals have been satisfied and the vesting percentage of each Vesting Tranche allocated to that Performance Period. Such determinations by the Administrator shall be final and binding. Any portion of a Vesting Tranche allocated to a particular Performance Period that is not vested after giving effect to the Administrator’s determination for that Performance Period shall terminate upon the date of such determination by the Administrator.

Definitions

For purposes of the Option, the following definitions will apply:

“Financial Plan” as to a particular period means the Company’s financial plan for that period reviewed by the Board of Directors and used by the Compensation Committee to set the Free Cash Flow, Operating Income and Revenue ex-TAC targets for that period.

“Free Cash Flow” as to a particular period means the Company’s GAAP cash flow from operating activities (adjusted to include excess tax benefits from stock-based awards), less acquisition of property and equipment, net and dividends received from equity investees, for that period as determined by the Company and reflected in its reporting of financial results.

“GAAP” means U.S. generally accepted accounting principles.

“Microsoft Transition” means the global transition of the Company’s algorithmic and paid search platforms and migration of the Company’s paid search advertisers and publishers to Microsoft Corporation (“Microsoft”) under the Search Agreement based on the Company’s timetable and operational plans as of the date of the Financial Plan.

“Operating Income” as to a particular period means the Company’s income from operations for that period as determined by the Company in accordance with GAAP and reflected in its reporting of financial results.

“Performance Period” means, as applicable, the first two quarters of the Company’s 2013 fiscal year and each of the Company’s 2013 and 2014 fiscal years.

“Revenue” as to a particular period means the Company’s revenue for that period as determined by the Company in accordance with GAAP and reflected in its reporting of financial results.

“Revenue ex-TAC” as to a particular period means Revenue less TAC as determined by the Company and reflected in its reporting of financial results.

“Search Agreement” means the Search and Advertising Services and Sales Agreement between the Company and Microsoft.

“TAC” as to a particular period means total traffic acquisition costs as determined by the Company and reflected in its reporting of financial results.

For purposes of calculating Free Cash Flow, Operating Income and Revenue ex-TAC for a particular period, the Free Cash Flow, Operating Income and Revenue ex-TAC for that period shall be adjusted (without duplication) for the following items to the extent such items were not included in the Financial Plan:

(a)	increased or decreased to eliminate the financial statement impact of acquisitions and costs associated with such acquisitions and the costs incurred in connection with potential acquisitions that are required to be expensed under GAAP;

(b)	increased or decreased to eliminate the financial statement impact of divestitures and costs associated with such divestitures and the costs incurred in connection with potential divestitures that are required to be expensed under GAAP;

(c)	increased or decreased to eliminate the financial statement impact of financing costs or costs related to the restructuring of any of the Company’s equity investments (that are accounted for under the equity method of accounting) that are required to be expensed under GAAP;

(d)	increased or decreased to eliminate the financial statement impact of any new changes in accounting standards announced during the year that are required to be applied during the year in accordance with GAAP;

(e)	increased or decreased to eliminate the financial statement impact of restructuring charges that are required to be expensed (or reversed) under GAAP;

(f)	increased or decreased to eliminate the financial statement impact of goodwill and intangible asset impairment charges that are required to be recorded under GAAP;

(g)	increased or decreased to eliminate the financial statement impact of legal settlements that have an impact on revenues or expenses under GAAP;

(h)	increased or decreased to eliminate the financial statement impact of exiting, or substantially altering the terms or basis of operation of, a specific country, property or offering;

(i)	increased or decreased to eliminate the financial statement impact of search costs to the extent such search costs are less than or exceed the estimated search costs expected to be paid or reimbursed by Microsoft reflected in the Financial Plan solely as a result of the Microsoft Transition occurring earlier or later than the implementation plan incorporated in the Financial Plan;

(j)	increased or decreased to eliminate the financial statement impact of Microsoft revenue sharing solely as a result of the Microsoft Transition occurring earlier or later than the implementation plan incorporated in the Financial Plan;

(k)	with respect to calculating the Company’s Revenue ex-TAC, increased or decreased to eliminate the financial statement impact of changes in foreign exchange rates compared to the foreign exchange rates incorporated in the Financial Plan. No adjustment shall be made for changes in foreign exchange rates in calculating the Company’s Free Cash Flow and Operating Income; and

(l)	increased or decreased to eliminate the financial statement impact of any change to the planned end date or calculation method of the revenue per search guarantee provided by Microsoft under the Search Agreement.

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